Exhibit 4.1

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HCP, INC.

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SEVENTH SUPPLEMENTAL INDENTURE

Dated as of December 1, 2015

to the

INDENTURE

Dated as of November 19, 2012

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4.000% SENIOR NOTES DUE 2022

The Bank of New York Mellon Trust Company, N.A.

Trustee

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i

SEVENTH SUPPLEMENTAL INDENTURE, dated as of December 1, 2015 (this “Supplemental Indenture”), by and between HCP, INC., a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee, a national banking association organized and existing under the laws of the United States of America, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).

RECITALS OF THE COMPANY

A.                                The Company and the Trustee are parties to that certain Indenture, dated as of November 19, 2012 (the “Base Indenture”, and as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of Securities to be issued in one or more series.

B.                                 Under Section 14.01 of the Base Indenture, the Company and the Trustee are authorized to enter into one or more indentures supplemental to the Base Indenture, without the consent of the Holders of Securities, in order to establish the forms and terms of Securities of any series pursuant to Section 3.01 of the Base Indenture.

C.                                 The Company desires to provide for the establishment of a new series of Securities under the Base Indenture to be known as its “4.000% Senior Notes due 2022” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture.

D.                                Concurrent with the execution hereof, the Company has delivered to the Trustee an Officer’s Certificate and caused its counsel to deliver to the Trustee an Opinion of Counsel, each pursuant to Section 16.01 of the Base Indenture.

E.                                  The Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE I

DEFINITIONS

Section 1.1                        Definition of Terms. Unless the context otherwise requires:

(a)                               each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b)                              unless otherwise defined in the Indenture or the context otherwise requires, all terms used herein without definition which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c)                               the singular includes the plural and vice versa;

(d)                             headings are for convenience of reference only and do not affect interpretation;

(e)                               the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)                                a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(g)                              the following terms have the meanings given to them in this Section 1.1(g):

“Annualized Consolidated EBITDA” means, for any quarter, the product of Consolidated EBITDA for such period of time multiplied by four.

“Annualized Interest Expense” means, for any quarter, the Interest Expense for that quarter multiplied by four, provided that any nonrecurring item, as determined by the Company in good faith, that is included in Interest Expense will be removed from such Interest Expense before such multiplication.

“Capitalized Lease” means at any time any lease of Property which, in accordance with GAAP, would at such time be required to be capitalized on a balance sheet of the lessee.

“Consolidated EBITDA” means, for any period of time, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)                              Interest Expense;

(2)                              taxes;

(3)                              depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by the Company, deducted in arriving at net income (loss);

(4)                              extraordinary items, including impairment charges;

(5)                              non-recurring items or other unusual items, as determined reasonably and in good faith by the Company (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)                              noncontrolling interests;

(7)                              income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)                              gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by the Company, and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Subsidiaries prepared in accordance with GAAP.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by the Company and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements.

“Latest Completed Quarter” means, as of any date, the then most recently ended fiscal quarter of the Company for which Consolidated Financial Statements of the Company have been completed, it being understood that at any time when the Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the SEC, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by the Company’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Company’s Annual Report on Form 10-K.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Real Estate Assets” means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Secured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of the Company or any of its Subsidiaries.

“Total Assets” means, as of any date, the consolidated total assets of the Company and its Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP. “Total Assets” shall include Undepreciated

Real Estate Assets and all other assets but shall exclude goodwill, and shall include the proceeds of the Debt or Secured Debt to be Incurred.

“Total Unencumbered Assets” means, as of any date, Undepreciated Real Estate Assets of the Company and its Subsidiaries that are not subject to any Lien which secures Debt of any of the Company and its Subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon, plus all other assets of the Company and its Subsidiaries as all such amounts would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP plus the proceeds of the Debt or Secured Debt to be Incurred; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of the Company and its Subsidiaries and does not include goodwill.

“Undepreciated Real Estate Assets” means, as of any date, the amount of real estate assets valued at original cost plus capital improvements.

“Unsecured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of that date that is not Secured Debt.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1                        Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “4.000% Senior Notes due 2022,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued on December 1, 2015 under this Supplemental Indenture shall be $600,000,000 (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.06, 3.07, 4.06 or 14.05 of the Base Indenture).  Any additional amounts of Notes to be issued shall be set forth in an Officer’s Certificate.

Section 2.2                        Maturity. The Stated Maturity of principal for the Notes shall be December 1, 2022.

Section 2.3                        Further Issues. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes, but only if such additional Notes are issued as part of a “qualified reopening” for U.S. federal income tax purposes. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture.

Section 2.4                        Form of Payment. The Notes shall be denominated in, and principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.5                        Global Securities and Denomination of Notes. Upon the original issuance, the Notes shall be represented by one or more Global Securities without coupons. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Securities with the Trustee as custodian for DTC (which shall act as the Depositary for the Notes) in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6                        Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from December 1, 2015 at the rate of 4.000% per annum payable in cash semiannually in arrears; interest payable on each Interest Payment Date shall include interest accrued from December 1, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are June 1 and December 1, commencing on June 1, 2016; and interest shall be payable on any Interest Payment Date to the Person or Persons in whose name the Notes are registered at the close of business on the fifteenth calendar day preceding the relevant Interest Payment Date.

Section 2.7                        Redemption. The Notes are subject to redemption at the option of the Company as set forth in the form of Note attached hereto as Exhibit A.

Section 2.8                        Limitations on the Incurrence of Debt.

(a)                               The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(b)                              The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 40% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired or to be acquired in exchange for proceeds of any securities offering, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(c)                               The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Annualized Consolidated EBITDA to Annualized Interest

Expense for the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

(i)                                                          the additional Debt and any other Debt Incurred by the Company or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period; provided that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

(ii)                                                      the repayment or retirement of any other Debt repaid or retired by the Company or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination had occurred at the beginning of that period; provided that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

(iii)                                                  in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of the Latest Completed Quarter to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Annualized Consolidated EBITDA and Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Section 2.9                        Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries shall maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 2.10                Events of Default.

(a)                               The term “Event of Default” as used in the Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 7.01 of the Base Indenture:

(i)                                                          if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt (including obligations under Capitalized Leases) of the Company (including an Event of Default with respect to any Outstanding Securities of any series other than the Notes) in an aggregate amount in excess of $50,000,000, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled.

Section 2.11                Appointment of Agents. The Trustee shall initially be the Registrar and Paying Agent for the Notes.

Section 2.12                Defeasance upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 6.08 or Section 10.02 of the Base Indenture and Sections 2.8, 2.9 and 2.10 of this Supplemental Indenture with respect to the Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

Section 2.13                Sinking Fund. The Notes are not subject to any sinking fund.

Section 2.14                Form of the Notes. The Notes shall have such other terms and provisions as are set forth in the form of certificate evidencing the Notes attached hereto as Exhibit A, all of which terms and provisions are incorporated by reference in and made a part of Article II to this Supplemental Indenture as if set forth in full herein.

Section 2.15                Place of Payment, Transfer and Exchange. Principal of, premium, if any, and interest on the Notes shall be payable, Notes may be presented for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes may be made, at the Corporate Trust Office of the Trustee.

Section 2.16                Additional Covenants. With respect to the Notes, the covenants set forth in Sections 2.8 and 2.9 of this Supplemental Indenture supplement those covenants set forth in Article VI of the Base Indenture.

ARTICLE III

ORIGINAL ISSUANCE OF NOTES

Section 3.1                        Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE IV

MISCELLANEOUS

Section 4.1                        Applicability of Supplemental Indenture.  Each and every term and condition contained in this Supplemental Indenture shall apply to Notes issued on the date hereof or hereafter, but not to any other series of Securities issued or to be issued under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 4.2                        Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

Section 4.3                        Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.4                        Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 4.5                        Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6                        Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

HCP, INC., as Issuer

By:	/s/ Timothy M. Schoen
Name:	Timothy M. Schoen
Title:	Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

EXHIBIT A

No. R-[ • ]
CUSIP NO. 40414L AP4
ISIN NO. US40414LAP40	PRINCIPAL AMOUNT

$[ • ]

HCP, INC.

4.000% SENIOR NOTES DUE 2022

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

HCP, INC., a Maryland corporation (the “Company”, which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [•] Dollars ($ [•]) on December 1, 2022, and to pay interest thereon from December 1, 2015 or from the most recent interest payment date on which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”) of each year (or if such date is not a Business Day, on the next Business Day thereafter; no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day), commencing June 1, 2016, at the rate of 4.000% per annum, until the entire principal amount hereof is paid or duly provided for.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the date that is 15 calendar days prior to such Interest Payment Date, whether or not a Business Day.  Any such interest not so punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 calendar days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  Interest will be computed on the basis of a 360-day year of twelve 30-day months. Payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Payment of the principal of and interest on this Note shall be payable at the Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A., located at 101 Barclay Street, Floor 8 W, New York, New York 10286, or at such other office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the Register or by wire transfer to an account designated by the Holder; and, provided, further, that so long as this Note is registered in the name of DTC or its nominee, principal and interest payments will be paid to DTC or its nominee, as the Holder, by wire transfer in same-day funds.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this        day of             ,      .

HCP, Inc.,
a Maryland corporation

By:
Name:	Timothy M. Schoen
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:
Name:	James W. Mercer
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

Dated: ,

This Note is one of a duly authorized issue of securities designated as the “4.000% Senior Notes due 2022” (herein called the “Notes”) of HCP, Inc., a Maryland Corporation, and any of its successors and assigns (the “Company”), issued as a series of securities under an indenture dated as of November 19, 2012 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of December 1, 2015 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes). Reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of a duly authorized series of securities of the Company originally limited (subject to exceptions provided in the Indenture) in aggregate principal amount to $600,000,000; however, from time to time, without giving notice or seeking consent of the Holders of the Notes, the Company may issue additional Notes of this series having the same ranking, interest rate and maturity and other terms as this Note.  All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes are not subject to any sinking fund.

The Notes may be redeemed, in whole or in part, at any time or from time to time at the option of the Company at a Redemption Price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to, but excluding, the Redemption Date) that would be due if the Notes matured on the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date; provided, however, that if the Company redeems the Notes on or after the Par Call Date, the Redemption Price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date; provided, further, that installments of interest that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date shall be payable on such Interest Payment Dates to the Holder of the Note at the close of business on the applicable Record Dates.

“Par Call Date” means the date that is October 1, 2022.

“Treasury Rate” means, with respect to any Redemption Date:

•                 the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)”

or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•                 if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (assuming that the Notes matured on the Par Call Date, the “remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) if the Independent Investment Banker obtains five Reference Treasury Dealer Quotations for such Redemption Date, the average of such Reference Treasury Dealer Quotations, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company to act as the “Independent Investment Banker.”

“Reference Treasury Dealers” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., RBC Capital Markets, LLC, and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (ii) one other nationally recognized investment banking firm selected by the Company that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

The Company may redeem the Notes in increments of $1,000 so long as, in the case of any Note redeemed in part, the unredeemed principal amount thereof is $2,000 or an integral multiple of $1,000 in excess thereof. If the Company redeems less than all of the Notes, the Notes to be redeemed will be selected in accordance with the procedures of DTC. The Company will cause notices of redemption to be delivered at least 15 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or by delivery to DTC for posting through its Legal Notice Service, or LENS, or a successor system thereof.

If this Note is to be redeemed in part only, the notice of redemption that relates to this Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a Note in principal amount equal to the unredeemed portion of this Note in the name of the Holder hereof upon cancellation of the original Note. Any Notes called for redemption will become due on the Redemption Date. On or after the Redemption Date, interest will cease to accrue on the Notes or portions of them called for redemption.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy under the Indenture, in each case with respect to an Event of Default with respect to the Notes, unless such Holder previously shall have given to the Trustee written notice of one or more of the Events of Default with respect to the Notes, and unless also the Holders of 25% or more in principal amount of the Notes then Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, and unless also there shall have been offered to the Trustee security and indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided, however, that the foregoing shall not affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note to the Holder at the due date herein stated, or affect or impair the right, which is also absolute and unconditional, of the Holder to institute suit to enforce the payment thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes.  The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture.  Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any and interest on, this Note at the times, places and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for the purpose in any place where the principal of, premium, if any and interest on this Note are payable, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note may be transferred, in whole but not in part, only to a nominee of DTC, or by a nominee of DTC to DTC, or to a successor to DTC for such Global Security selected or approved by the Company or to a nominee of such successor to DTC.  If at any time DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute and regulation, if so required by applicable law or regulation, the Company shall appoint a successor Depositary with respect to the Notes.  If (a) a successor Depositary for the Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, as the case may be, (b) an Event of Default has occurred and is continuing, or (c) the Company, in its sole discretion, determines at any time that all Notes (but not less than all) of this series shall no longer be represented by such Global Note or Notes and executes and delivers to the Trustee an Officers’ Certificate stating that the Notes shall be so exchangeable, then the Company shall execute, and the Trustee shall authenticate and deliver, definitive Notes of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Note or Notes.

The Notes are issuable only in registered form without coupons and may be sold in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series in authorized denominations as requested by the Holders surrendering the same.  No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may in certain circumstances require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of the Note for registration of transfer, the Company, the Trustee or any of their agents shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any of their agents shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Indenture shall cease to be of further effect with respect to the Notes (subject to the survival of certain provisions thereof), (ii) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions), or (iii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company satisfies certain conditions provided in the Indenture.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, this Note or for any claim based hereon or otherwise in respect hereof or of the Debt represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and this Note are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the Debt pursuant to this Note or under or by reason of any of the obligations, covenants, promises or agreements contained in the Indenture or in this Note, or to be implied herefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of this Note and as a condition of, and as part of the consideration for, the execution of the Indenture and the issue of this Note expressly waived and released.

THE INDENTURE AND THE NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM
FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY
SELLS, ASSIGNS AND TRANSFERS TO

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address

including Zip Code of Assignee)

the within Note of                                           and                                           hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.